UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2018

WINGSTOP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, 5th Floor, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)
(972) 686-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 7, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of Wingstop Inc. (the “Company”) approved a severance plan for certain senior officers of the Company (the “Executive Severance Plan”). The Committee designated all senior officers who report to the Company’s Chief Executive Officer to be participants in the Executive Severance Plan (each, a “Participant”), which becomes effective on January 1, 2019. Participation in the Executive Severance Plan is conditioned on a Participant’s execution of a release of claims as well as a Participation Agreement, which will contain standard restrictive covenants and will also have the effect of terminating any existing employment agreement between such Participant and the Company. Capitalized terms that are used but not otherwise defined herein have the meanings given them in the Executive Severance Plan.
The Executive Severance Plan provides for certain benefits to Participants upon a Participant’s termination (x) by the Company without Cause, (y) by the Participant for Good Reason, or (z) as a result of the death of the Participant within a specified period (each, a “Qualifying Termination”). In the event of a Qualifying Termination, such Participant will be eligible for:

(1)
Severance payments in an aggregate amount equal to the product of (a) 1.5 for executive vice presidents or 1.0 for any other Participant and (b) the Participant’s annual base salary, to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices;

(2)	An annual bonus payment based on the actual amount that the Participant would have been eligible for, pro-rated for the number of days actually served during the year; and

(3)
Certain COBRA premium payments until the earlier of (a) a period of 18 months for executive vice presidents or 12 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

In the event that a Qualifying Termination occurs within the 24-month period following a Change in Control, such Participant will instead be eligible for the following enhanced benefits:

(1)
Severance payments in an aggregate amount equal to the product of (a) 2.0 for executive vice presidents or 1.5 for any other Participant and (b) the Participant’s annual base salary, to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices;

(2)	An annual bonus payment equal to the product of (a) the target amount that the Participant would have been eligible for and (b) 2.0 for executive vice presidents or 1.5 for all other Participants; and

(3)
Certain COBRA premium payments until the earlier of (a) a period of 24 months for executive vice presidents or 18 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

Severance benefits may be forfeited or reduced in certain circumstances, including in connection with certain required accounting restatements, a Participant’s breach of the release of claims, or a Participant’s breach of the restrictive covenants contained in the Participation Agreement. In the event that a Participant would otherwise incur excise tax liability as a result of any payments or benefits provided to the Participant that classify as excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the Participant will either receive the payments and benefits in full or will have such payments and benefits reduced to the minimum extent necessary to avoid such excise tax liability, whichever of the foregoing results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.
The Executive Severance Plan and form of Participation Agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2018 (the “Annual Report”), and the description thereof set forth herein is qualified by and subject, in all respects, to the terms of the Executive Severance Plan and Participation Agreement to be filed as exhibits to such annual report.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wingstop Inc.

Date:	November 13, 2018	By:	/s/ Michael J. Skipworth
Chief Financial Officer (Principal Financial and Accounting Officer)